Exhibit 99.1
Lowe’s Companies, Inc.

DATE:	June 18, 2010

TO:	Members of the Board of Directors and Executive Officers

FROM:	Gaither M. Keener, Jr., Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

RE:	Updated Notice Regarding 401(k) Plan Blackout Period and Trading Restrictions
The purpose of this updated notice is to inform you that the “blackout period” described in the notice that was delivered to you on May 18, 2010 (the “Prior Notice”) has been cancelled. The Prior Notice indicated that the blackout period, which was required because of the conversion to a new recordkeeper for the Lowe’s 401(k) Plan, would begin on June 18, 2010 and end during the week of July 4, 2010. The blackout period has been cancelled because the Company and the new recordkeeper have decided to postpone the transition to provide additional time to prepare. Once a new date for the transition in recordkeepers has been determined, we will notify you of the new blackout period that will apply.
Please remember that notwithstanding the cancellation of the blackout period and the lifting of the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, you are subject to the other restrictions on trading activity under the Company’s Insider Trading Policy. In order to avoid any inadvertent violations of those restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to me at (704) 758-2250, or in writing, at Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117